For Immediate ReleaseContact: AF1 Public Relations

August 20th, 2020  702-908-0018

www.growcapitalinc.com

FinTech Company Uses Online Appointment Setting to Keep Financial Services Professionals In Business During COVID - Goes Public Under GRWCD

Public Employee Retirement Assistance utilizes technology to pair public employees with retirement specialists virtually and is now a subsidiary of Grow Capital, Inc.

Henderson, NV  — Grow Capital, Inc (OTCPK:GRWCD) (GRWCD) today announced that it has formally acquired Public Employee Retirement Assistance, LLC (PERA).

GRWCD now owns 100 percent of the ownership interests of PERA, a third-party marketing organization that facilitates meetings between state-licensed representatives and public employees who have retirement related questions.

PERA currently works with employees of school districts, colleges, universities, and other public institutions nationwide. Every state licensed representative is appointed with one or more of the institution’s approved vendors.

PERA is headquartered in Nevada and has been the driving force behind connecting retirement professionals and public employees who want retirement planning help during school and government building closures.

PERA has over 5,000 trusted advisors in its network to help public employees and has successfully set near half a million appointments for it’s clients since its inception.

GRWCD CEO Terry Kennedy praised PERA for keeping financial service professionals in business while offices and buildings are closed, “PERA has literally kept the public employee sector of financial and retirement planning alive during COVID 19 as most employees are working from home and only taking online meetings.”

PERA serves major insurance and financial service companies and will expand its client base through this new ownership.

This acquisition comes just after GRWCD announced it’s reverse stock split with intent of growing to NASDAQ. The reverse split resulted in GRWC being found under the symbol GRWCD for five more days.

PERA is the only service that provides vetted appointments - not leads - to agents. Now in our virtual world, PERA offers fully electronic appointments through their live interactive meeting platform.

PERA’s backend technology was built and is maintained by sister GRWCD company Bombshell Technologies.

 Learn more about PERA and their appointment-setting or financial planning services please visit: https://publicemployeeretirementassistance.com.

About Grow Capital, Inc: Grow Capital, Inc is a publicly traded company listed under the symbol GRWC (and GRWCD for two more days).  Formally Grow Condos, we have announced new leadership, rebranded, relocated our headquarters and have expanded into acquiring and developing the best professional technology and financial services companies.

To be added to the distribution list please email info@growcapitalinc.com with “GRWC” in the subject line.

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Forward Looking Statements Disclaimer: This release may contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Grow Capital, Inc’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such forward -looking statements include the words “believes”, “expects”, “vision,” ”seek”, “grow”, “plan” and “goals”, and other expressions of a forward-looking nature. More information about the potential factors that could affect the business and financial results is and will be included in Grow Capital, Inc’s filings with the OTC Markets, Securities and Exchange Commission and/or posted on the company's website.